Exhibit 99.1
The Trade Desk Announces Alex Kayyal as New Chief Financial Officer

Laura Schenkein to Transition from CFO

Ventura, CA – August 7, 2025 – The Trade Desk (Nasdaq: TTD), a leading global advertising technology company, today announced the appointment of Alex Kayyal as Chief Financial Officer (CFO), effective August 21, to drive sustained growth and scale for the company. Kayyal will report to Jeff Green, The Trade Desk’s CEO and Co-Founder. Currently serving on The Trade Desk’s Board of Directors, Kayyal will lead the company’s long-term financial and investment strategy.

Laura Schenkein will transition from CFO after more than a decade in a series of finance leadership positions with the company. Schenkein will remain with the company as a non-executive officer through the end of the year and will work closely with Kayyal to support a seamless transition of responsibilities.

“Having worked closely with Laura for almost 12 years, I have nothing but admiration and respect for her many contributions to the company’s success,” said Jeff Green, CEO and Co-Founder, The Trade Desk. “We would not be where we are today without those vital contributions and we know she will be cheering our success in the years ahead. She will always be part of The Trade Desk family.”

Kayyal will remain on the board as he assumes the CFO role. He brings deep experience as an investor, operator, board member and advisor to leading technology companies. Kayyal spent nearly a decade at Salesforce in various executive roles globally, including Senior Vice President and Managing Partner of Salesforce Ventures. Most recently, he was a Partner at Lightspeed Venture Partners where he led the firm’s application software practice. Kayyal began his career at Merrill Lynch, initially in the Office of the CFO and later in investment banking. Previously, he helped establish Hermes Growth Partners where he led the firm’s investment in The Trade Desk. Kayyal holds an MBA from Harvard Business School and a BA from Boston University.

“I could not be more excited to have Alex join our leadership team as CFO. He brings extensive experience and expertise in helping technology companies apply investment and financial strategies that drive significant scale and growth,” said Green. “As a current board member and early investor of The Trade Desk, I look forward to working with Alex so we can all leverage his growth mindset from a CFO perspective.”

“The Trade Desk occupies a unique position in the digital advertising landscape and is entering an exciting period of growth as it continues to deliver innovative value to clients and investors,” said Kayyal. “I look forward to partnering with Jeff and the team to maximize the company’s potential in the many years ahead.”

About The Trade Desk
The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, and LinkedIn.

Contacts
Investors
Jake Graves
Senior Manager, Investor Relations
The Trade Desk
ir@thetradedesk.com

Media
Melinda Zurich
VP, Communications
The Trade Desk
melinda.zurich@thetradedesk.com